Exhibit 2.4

SECOND AMENDMENT

TO THE

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Second Amendment to the Membership Interest Purchase Agreement (this “Second Amendment”), dated May 10, 2021 (the "Effective Date"), is entered into by and between D. Jones Tailored Collection, Ltd., a Texas limited partnership (the “Seller”), and Digital Brands Group, Inc., a Delaware corporation (formerly known as Denim.LA, Inc., the “Buyer”). Seller and Buyer are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them in that certain Membership Interest Purchase Agreement, dated as of October 14, 2020, by and between Seller and Buyer (the “MIPA”) or that certain First Amendment to the Membership Interest Purchase Agreement, dated as of December 31, 2020, by and between Seller and Buyer (the “First Amendment”).

RECITALS

WHEREAS, the Parties have entered into the First Amendment to extend the date upon which the closing conditions must be met and to clarify other matters provided;

WHEREAS, the Parties now desire to further amend the MIPA to extend the date upon which the Closing Indebtedness Adjustment is to be prepared and delivered; and

WHEREAS, the MIPA may be amended by a written instrument signed by each Party.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following provisions of this Second Amendment.

Notwithstanding anything to the contrary in the MIPA, as amended by the First Amendment, the Parties understand, agree and acknowledge:

1.            Definitions. The MIPA, as amended by the First Amendment, is hereby amended as follows:

(a)  All references to the “Escrow Agreement” shall be deleted.

(b) The definition of “Escrow Account” shall be deleted and replaced by the following:

“’Escrow Account’” means the account established by the Parties with the Escrow Agent.”

(c) The definition of “Escrow Agent” shall be deleted and replaced by the following:

“’Escrow Agent’” means Vstock Transfer, the transfer agent of Buyer.”

SECOND AMENDMENT TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT	PAGE 1 OF 2

2.            Transactions to be Effected at Closing.

(a) Section 2.04(a)(ii) of the MIPA, as amended by the First Amendment, is hereby amended and restated in its entirety as follows:

“Section 2.04 (a) (ii)  Deliver immediately available funds to the Company in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) for the Company’s payment to creditors for the purpose of strengthening the Company’s financial position after the IPO or Uplisting by the reduction of the Company’s debt, with all of such amount constituting a contribution by Buyer to the capital of the Company, and none of such amount constituting consideration for Buyer’s acquisition of the Membership Interests from Seller. For the avoidance of doubt, the foregoing shall reduce the Company’s Indebtedness for purposes of the Buyer’s calculation of Closing Indebtedness, whether received by the Company or a creditor of the Company.”

(b) Section 2.04(a)(iii)(B) shall be deleted in its entirety.

(c) Section 2.04(b)(ii) shall be deleted in its entirety.

3.            Closing Indebtedness Adjustment. Section 2.05(a) of the MIPA is hereby amended and restated in its entirety as follows:

“Section 2.05 (a) Within ninety (90) days after the Closing Date (or such longer time period as Buyer and Seller may mutually agree), Buyer or its Representatives shall cause to be prepared and delivered a statement (the “Closing Indebtedness Statement”), setting forth Buyer’s good faith calculation of Closing Indebtedness in reasonable detail.”

4.            Termination.

(a) Section 8.01(b)(ii) of the MIPA is hereby amended and restated in its entirety as follows:

“Section 8.01 (b) (ii) Any of the conditions set forth in Section 6.01 and Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 31, 2021, unless such nonfulfillment shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions herein to be performed or complied with by its prior to the Closing.”

(b) Section 8.01(c)(ii) of the MIPA is hereby amended and restated in its entirety as follows:

“Section 8.01 (c) (ii) Any of the conditions set forth in Section 6.01 and Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 31, 2021, unless such nonfulfillment shall be due to the failure of Seller to perform of comply with any of the covenants, agreements or conditions hereof to be performed or complied with by its prior to the Closing.”

5.            Ratification of Agreement. Except as provided herein, the MIPA and First Amendment are ratified, confirmed and shall remain unchanged and in full force and effect.

6.            Entire Agreement. This Second Amendment together with the MIPA and First Amendment constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.           Counterparts. This Amendment may be executed in two or more counterparts, including by facsimile or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.            Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

[Signature page follows.]

SECOND AMENDMENT TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT	PAGE 2 OF 2

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date written below each Party’s signature to be effective as of the Effective Date.

SELLER:

D. JONES TAILORED COLLECTION, LTD., a Texas limited partnership

By: DJONES, LLC, a Texas limited liability company
Its: General Partner

By:	/s/ Drew Jones
Drew Jones
Its: Managing Member
Date: May 10, 2021

BUYER:

DIGITAL BRANDS GROUP, INC., a Delaware corporation

By:	/s/ John Hilburn Davis IV
John Hilburn Davis IV
Its: President and Chief Executive Officer
Date: May 10, 2021

SIGNATURE PAGE

TO THE

SECOND AMENDMENT

TO THE

MEMBERSHIP INTEREST PURCHASE AGREEMENT